Exhibit 99.1

KIMBALL INTERNATIONAL ANNOUNCES APPOINTMENT OF NEW INDEPENDENT DIRECTOR;
PAT CONNOLLY JOINS BOARD EFFECTIVE IMMEDIATELY

JASPER, IN (August 12, 2014) - Kimball International, Inc. (NASDAQ: KBALB) today announced the appointment of Patrick E. “Pat” Connolly to the Company’s Board of Directors. Mr. Connolly was selected following an extensive national search in partnership with Cook Associates, Inc. of Chicago. His appointment will enhance the Board’s strategic skillset as the Company adjusts to several Board retirements and prepares for its upcoming spin-off of its Electronics Manufacturing Services segment later this year. The formal appointment was made during today’s regularly scheduled board meeting.

Kimball is committed to the appointment of independent directors in order to expand the diversity of viewpoints, experience and counsel within the Board’s membership.

Mr. Connolly is Chief Operating Officer of Sodexo North America, and President of Sodexo Health Care, headquartered in Gaithersburg, Maryland. Sodexo North America, with revenues of $9 billion, delivers on-site services in corporate, education, healthcare, hospitality, government, and remote site market segments, as well as benefits and rewards services, and personal and home services, throughout the United States, Canada, and Mexico. The parent company, Sodexo Worldwide, is a $23.9 billion quality of life services company based in France. Sodexo is the world’s eighteenth largest employer, with 428,000 employees in over 33,000 sites in 80 countries across the globe.

Mr. Connolly has over thirty years of experience in executive management and sales leadership.

Kimball International Board Chairman Douglas A. Habig welcomed Connolly, saying “Pat has proven to be very instrumental in helping to reshape and transform Sodexo from a geographic focused business to a global markets focused business. That global experience and perspective will be invaluable to Kimball as we look forward to growing and expanding our market presence, both domestically and internationally.” Said Habig, “Pat’s success in driving innovation, combined with his strong analytical and strategic planning skills will bring beneficial insights to Kimball.”

About Kimball International:
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company’s success through personal, professional and financial growth.

Kimball International, Inc. (NASDAQ: KBALB) provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries, sold under the Company’s family of brand names.
To learn more about Kimball International, Inc., visit the Company’s website on the Internet at: www.kimball.com

“Kimball International … We Build Success!”